Exhibit 99.1

REGEN BIOLOGICS REPORTS SELECT OPERATING RESULTS FOR 2004

FRANKLIN LAKES, NJ — March 18, 2005 — ReGen Biologics, Inc. (OTC: RGBI) an orthopedic products company that develops, manufactures and markets innovative products for human tissue repair in the U.S. and abroad, today released select financial results for the year ended December 31, 2004.

Total revenue for 2004 was $504,000 compared to $293,000 for the same period in 2003. Net loss attributable to common shareholders for the year was $7.5 million or ($0.18) per basic and diluted share as compared to a net loss of $10.1 million or ($0.35) for 2003. Revenue increased principally as a result of an increase in product sales to the Company’s distributors during 2004. Operating expenses and the operating loss were $7.3 million and $6.8 million in 2004 compared to $5.9 million and $5.6 million in 2003 respectively.

The company reported cash and cash equivalents in the amount of $12.2 million at December 31, 2004. The 2004 ending cash balance takes into consideration net proceeds from a $10.3 million private equity financing the company completed in April of 2004. Based upon current cash reserves and planned spending, management believes the Company has adequate cash on hand to support ongoing operations through the first quarter of 2006.

The company reported that it is actively working through the PMA submission process for its CMI product. “We expect that we will complete the PMA submission to the FDA in the second half of 2005,” stated Gerald E. Bisbee Jr., Ph.D., Chairman and CEO.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops and manufactures innovative tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Company’s Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA on July 8, 2004. The Company expects to conclude the submission of its PMA with the filing of the CMI clinical module in the second half of 2005.

ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Senior Vice President	Investor Relations
Chief Financial Officer	(212) 245-8800 Ext. 209
(201) 651-3515	al@cameronassoc.com
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2003 annual report on Form 10-K/A. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.